Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2014 relating to the financial statements of Samsung Corning Precision Materials, Co., Ltd., which appear in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
June 6, 2016